                                                       Exhibit 12

          NIAGARA MOHAWK POWER CORPORATION AND SUBSIDIARY COMPANIES
          Statement  Showing Computations  of  Ratio of  Earnings to  Fixed
          Charges,
          Ratio  of  Earnings to  Fixed Charges  without  AFC and  Ratio of
          Earnings to Fixed Charges and Preferred Stock Dividends


                                                                                 Year
                                                                                Ended
                                                                               December
                                                                                  31,

                                                          1993         1992          1991        1990
                                                                                                              1989


           A.  Net Income per Statements of Income (a)  $271,831     $256,432      $243,369    $
                                                                               82,878                       $150,783
           B.  Taxes Based on Income or Profits          147,075      155,504       133,895      61,119       90,333

           C.  Earnings, Before Income Taxes             418,906      411,936       377,264     143,997      241,116

           D.  Fixed Charges (b)                         319,197      332,413       346,255     347,957      337,552
           E.  Earnings Before Income Taxes and Fixed
               Charges                                   738,103      744,349       723,519     491,954      578,668

           F.  Allowance for Funds Used During
               Construction (AFC)                         16,232       21,431        18,931      21,414       19,376
           G.  Earnings Before Income Taxes and Fixed
               Charges without AFC                      $721,871     $722,918      $704,588    $470,540     $559,292

               Preferred Dividend Factor:

           H.  Preferred Dividend Requirements          $ 31,857     $ 36,512      $
                                                                               40,411          $
                                                                               42,300                       $
                                                                               45,182

           I.  Ratio of Pre-Tax Income to Net Income
               (C / A)                                      1.54         1.61          1.55        1.74         1.60
           J.  Preferred Dividend Factor (H x I)        $ 49,060     $ 58,784      $
                                                                               62,637          $
                                                                               73,602                       $
                                                                               72,291

           K.  Fixed Charges as above (D)                319,197      332,413       346,255     347,957      337,552
           L.  Fixed Charges and Preferred Dividends

               Combined
                                                        $368,257     $391,197      $408,892    $421,559     $409,843
           M.  Ratio of Earnings to Fixed Charges
               (E / D)                                      2.31         2.24          2.09        1.41         1.71

           N.  Ratio of Earnings to Fixed Charges
               without AFC (G / D)                          2.26         2.17          2.03        1.35         1.66

           O.  Ratio of Earnings to Fixed Charges and
               Preferred Dividends Combined (E / L)         2.00         1.90          1.77        1.17         1.41


           (a) Includes the effects of amortization of amounts deferred, under the 1989 Agreement, $15,746 for 1993, $20,257 for 1992 and $31,176 for 1991.

           (b) Includes a portion of rentals deemed representative of the interest factor $27,821 for 1993, $31,697 for 1992,
               $34,616 for 1991, $29,088 for 1990, and $30,496 for 1989.
